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                                                      EXHIBIT (99)ii.


                          LOAN PORTFOLIO RISK ELEMENTS


     The table below sets forth the amounts and categories of risk elements in the Company's loan portfolio. Loans are placed on nonaccrual status when the collection of principal and/or interest becomes doubtful. In addition, residential mortgage loans and income-producing property loans are placed on nonaccrual status when the loan becomes 90 days or more contractually delinquent.
All consumer loans more than 90 days delinquent are charged against the consumer loan allowance for loan losses. Prior to 1992, accruing loans delinquent more than 90 days were loans that the Company considered to be well secured and that were in the process of collection.


                                                           December 31,
                              September 30, ------------------------------------------
                                  1995        1994        1993       1992       1991
                                ---------   -------     -------     ------     -------
                                                   (Dollars in thousands)
Nonaccruing loans                 $14,200    $17,995     $30,079    $44,537    $51,953
Accruing loans delinquent
  more than 90 days                  --         --          --         --        1,160
Restructured loans                   --         --           166        167      2,339
                                  -----------------------------------------------------
   Total nonperforming loans       14,200     17,995      30,245     44,704     55,452
Other real estate owned (OREO)      1,360      6,520      13,312     11,186     11,499
                                  -----------------------------------------------------
   Total nonperforming assets     $15,560    $24,515     $43,557    $55,890    $66,951
                                  =====================================================
Nonperforming loans as a
  percentage of total loans          1.55%      2.22%       4.73%      6.18%      6.42%
                                   ====================================================
Nonperforming assets as a
  percentage of total assets         1.34%      2.25%       4.18%      4.61%      4.41%
                                   ====================================================
Allowance for loan losses
  as a percentage of
  nonperforming loans               64.79%     45.56%      37.76%     34.59%     33.71%
                                   ====================================================
Allowances for loan and
  OREO losses as a percentage
  of nonperforming assets           60.62%     34.79%      27.71%     29.90%     28.67%
                                  =====================================================
